RT Technologies, Inc.

August 14, 2012

Via Electronic Mail

Mr. Enrique Marchese

emarchese@gmail.com

Re: Board of Directors – Offer Letter

Dear Mr. Marchese:

RT Technologies, Inc., a Nevada corporation (the “Company”), is pleased to offer you an independent director position on its Board of Directors (the “Board”). The Board’s purpose is to oversee or direct the property, affairs and business of the Company.

Should you chose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.            Term. This Agreement shall be for the ensuing year, commencing on August 1, 2012 (the “Effective Date”). Your term as director shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.            Services. You shall render services in the area of overseeing or directing the Company’s property, affairs and business (hereinafter the “Duties”). Every year, the Board shall hold such number of meetings at such times and locations as determined by the Chairman of the Board, and participate in the meetings via teleconference, video conference or in person. Upon the reasonable request of the Chairman, you agree to attend one or more board meetings in person (each, an “Board Meeting”). You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.

3.            Services for Others. You will be free to represent or perform services for other persons and/or companies during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.            Compensation. In consideration for your service as a member of the Board, the Company agrees to pay you the following annual compensation (the “Annual Compensation”) for 2012-2013:

Service Description Amount (in U.S. dollars)

Base Compensation $28,572 (RMB 180,000)

The Annual Compensation shall be paid to you in cash. The Annual Compensation shall be paid to you in equal installments throughout the year, consistent with the normal payroll practices of the Company. In addition, the Annual Compensation will be pro rated daily (based on a 360 day year) for any portion of the year during which you serve as a director.

If the Chairman requests your presence at a Board Meeting, the Company agrees to reimburse all of your travel and other reasonable out-of-pocket expenses, including, without limitation, meals and lodging, related to the Board Meeting. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Your compensation as a director and for service on committees in any future periods is subject to the determination of the Board, and may differ in future periods should you continue to serve on the Board.

5.            D&O Insurance Policy. In conjunction with its listing application, the Company agrees to obtain, within one hundred twenty (120) days of filing its listing application, Directors and Officers Liability Insurance (“D&O Insurance”) from an internationally recognized underwriter with terms of coverage appropriate for a company of our size and nature, which shall be maintained throughout the term of this Agreement. In the event that such insurance is not bound until after the start of the term of this Agreement, such D&O Insurance policy shall be retroactive to a date as of or prior to the date of the start of the term of this Agreement, subject to availability and pricing. The parties agree that the Company shall cause you to be named an additional insured under such D&O Insurance, if any.

6.            Indemnification.

a.   Indemnification Obligations. The Company shall indemnify, defend and hold you harmless if you are, were or become a party, or are threatened to be made a party, to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of

                                                                    i.            the fact that you are or were a director, member of any committee of the Board, officer, employee or agent of the Company, or any subsidiary of the Company,

                                                                  ii.            your action or inaction while an officer or director, or

                                                                iii.            the fact that you are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by you in connection with such action or proceeding.

b.  Condition to Indemnification Obligations. As a condition precedent to the indemnification obligations of the Company with respect to a particular claim, you shall (i) give prompt notice to the Company of such claim, and (ii) take all reasonable actions requested by the Company to cause the insurers to pay, on your behalf, all amounts payable as a result of such claim in accordance with the terms of the D&O Insurance policy (or any other applicable insurance policy).

c.   Selection of Counsel. If the Company shall be obligated under this Agreement to indemnify you, then the Company shall be entitled to assume the defense of such proceeding with counsel approved by you, which approval shall not be unreasonably withheld, upon the delivery by the Company to you of written notice of its election to do so.

d.  Exceptions. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement: (i) to indemnify you for any acts or omissions or transactions that were committed in bad faith.

7.            No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

8.            Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

9.            Independent Contractor. In performing your services on the Board, you will be an independent contractor and not an employee of the Company. Except as set forth in this Agreement, you will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services on the Board. You may not bind the Company or act as a principal or agent thereof.

10.        Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

11.        Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered via electronic mail, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third (3rd) business day after the date postmarked. Addresses for notice to either party are as follows, or as subsequently modified by written notice:

If to Company:

RT TECHNOLOGIES, INC.
9160 South 300 West

Suite 101

Sandy, Utah 84070
Attention: Ricky Cai

If to Enrique Marchese:

Mr. Enrique Marchese

18614 Le Dauphine Place

Lutz, Florida 33558

emarchese@gmail.com

With a copy to:

Redwood Legal

40 Del Mar Drive

Tiburon, California 94920

Attn: Jennifer Wang, Esq.

jennifer@redwood-legal.com

12.        Severability. Nothing in this Agreement is intended to require or shall be construed as requiring Indemnitor to do or fail to do any act in violation of applicable law. Indemnitor’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then subject to state and federal securities laws, the Indemnitor shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the remainder of this Agreement not so invalidated shall be enforceable in accordance with its terms.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

RT TECHNOLOGIES, INC.,

By: _____________________________

Weiheng Cai

President

AGREED TO AND ACCEPTED BY:

ENRIQUE MARCHESE

__________________________